Exhibit 1.2

EXECUTION VERSION

ALTRIA GROUP, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

November 10, 2014

ALTRIA GROUP, INC.

PHILIP MORRIS USA INC.

6601 West Broad Street

Richmond, Virginia 23230

Attention:	Salvatore Mancuso
Treasurer and Senior Vice President, Investor Relations and Accounting

Dear Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of November 4, 2008 in connection with Altria Group, Inc.’s and Philip Morris USA Inc.’s registration statement on Form S-3 (No. 333-199694) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities (“Securities”) on the following terms:

Debt Securities

Title:

2.625% Notes due 2020 (the “Notes”).

Principal Amount:

$1,000,000,000.

Interest Rate:

2.625% per annum from November 14, 2014, payable semiannually in arrears on January 14 and July 14, commencing July 14, 2015, to holders of record on the preceding December 30 or June 29, as the case may be.

Maturity:

January 14, 2020.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and $1,000 integral multiples thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) the Notes ceasing to be rated investment grade by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth under the caption “Description of Notes—Repurchase Upon Change of Control Triggering Event” in the prospectus supplement.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the prospectus supplement.

Optional Redemption:

The Company may redeem the Notes, in whole or in part, at its option at any time on or after December 14, 2019 (the date that is one month prior to the scheduled maturity date of the Notes), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and such Notes will cease to be outstanding.

Sinking Fund:

None.

Guarantor:

Philip Morris USA Inc.

In addition to the Events of Default set forth in the Indenture, dated as of November 4, 2008 (the “Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as and to the extent set forth under the caption “Description of Notes—Subsidiary Guarantee” in the prospectus supplement, each of the following will constitute an Event of Default (within the meaning of the Indenture) with respect to the Notes: (i) the Guarantor or a court takes certain actions relating to bankruptcy, insolvency or reorganization of the Guarantor and (ii) the Guarantor’s guarantee with respect to the Notes is determined to be unenforceable or invalid or for any reason ceases to be in full force and effect as permitted by the Indenture of the Guarantee Agreement, or the Guarantor repudiates its obligations under such guarantee.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

99.319% of the principal amount, plus accrued interest, if any, from November 14, 2014.

Expected Reoffering Price:

99.919% of the principal amount, plus accrued interest, if any, from November 14, 2014.

Names and Addresses of Representatives of the Several Underwriters:

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Attention: Syndicate Registration, Facsimile No.: 1-646-834-8133

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

The respective principal amounts of the Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1. For purposes of the Underwriting Agreement, the “Applicable Time” is 4:00 P.M. New York City time, on the date of this Terms Agreement.

2. For purposes of Section 5(d)(xi) of the Underwriting Agreement, the descriptions of contracts and other documents referred to in such counsel’s opinion shall include, but not be limited to, the information appearing under the captions “The Company,” “Description of Debt Securities,” “Description of Guarantees of Debt Securities,” “Description of Notes,” and “Underwriting” in the prospectus supplement.

3. For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company and Philip Morris USA Inc. by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the fourth paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the sixth, seventh, eighth, tenth and twelfth paragraphs under the caption “Underwriting” in the prospectus supplement.

The Closing will take place at 9:00 A.M., New York City time, on November 14, 2014, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Securities will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Pamela Kendall
Name: Pamela Kendall
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Jared Birnbaum
Name: Jared Birnbaum
Title: Managing Director
Debt Capital Markets Coverage - Corporates

By:	/s/ Lourdes Solis
Name: Lourdes Solis
Title: Director

MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

Acting as Representatives of the several Underwriters

Signature Page to Terms Agreement

Accepted:

ALTRIA GROUP, INC.

By:	/s/ Salvatore Mancuso
Name: Salvatore Mancuso
Title: Treasurer and Senior Vice President, Investor Relations & Accounting

PHILIP MORRIS USA INC.

By:	/s/ Clifford B. Fleet
Name: Clifford B. Fleet
Title: President and Chief Executive Officer

By:	/s/ Neil A. Simmons
Name: Neil A. Simmons
Title: Vice President, Chief Financial Officer and Treasurer

Signature Page to Terms Agreement

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 2.625% Notes due 2020
Barclays Capital Inc.	$160,000,000
Deutsche Bank Securities Inc.	160,000,000
Morgan Stanley & Co. LLC	160,000,000
Citigroup Global Markets Inc.	50,000,000
Credit Suisse Securities (USA) LLC	50,000,000
Goldman, Sachs & Co.	50,000,000
J.P. Morgan Securities LLC	50,000,000
RBS Securities Inc.	50,000,000
Scotia Capital (USA) Inc.	50,000,000
U.S. Bancorp Investments, Inc.	50,000,000
Banca IMI S.p.A.	40,000,000
HSBC Securities (USA) Inc.	40,000,000
Santander Investment Securities Inc.	40,000,000
Wells Fargo Securities, LLC	40,000,000
Samuel A. Ramirez & Company, Inc.	5,000,000
The Williams Capital Group, L.P.	5,000,000

Total	$1,000,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-199694

FINAL TERM SHEET

Dated November 10, 2014

2.625% Notes due 2020

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	January 14, 2020

Coupon:	2.625%

Interest Payment Dates:	Semiannually on each January 14 and July 14, commencing July 14, 2015

Price to Public:	99.919% of principal amount

Benchmark Treasury:	1.500% due October 31, 2019

Benchmark Treasury Yield:	1.641%

Spread to Benchmark Treasury:	+100 bps

Yield:	2.641%

Redemption Provisions:	On or after December 14, 2019: Redemption at 100% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date

Settlement Date (T+3):	November 14, 2014

CUSIP / ISIN:	02209S AT0 / US02209SAT06

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P. Morgan Securities LLC RBS Securities Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Banca IMI S.p.A.[1] HSBC Securities (USA) Inc. Santander Investment Securities Inc. Wells Fargo Securities, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

[1]	The following paragraph is hereby added under the caption “Underwriting” in the prospectus supplement as paragraph thirteen: “Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.”